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                                                                      Exhibit 99

Media contacts:
         CheckFree Corporation
         Laurinda Wilson
         (770) 840-1608
         laurinda_wilson@atl.checkfree.com

         Larry Simonberg
         (212) 684-4440
         lsimonberg@weisergroup.com

        INTEGRION AND CHECKFREE SIGN AGREEMENT FOR PROCESSING PARTNERSHIP

         PHILADELPHIA (March 11, 1998) -- CheckFree Corporation (NASDAQ: CKFR) and Integrion Financial Network announced today that they had signed an agreement whereby CheckFree will assume the management of Integrion's Herndon, Virginia operations later this summer. This operation, which handles bill payment fulfillment and customer service, serves approximately 50 financial institution customers of Integrion.

         The agreement is a significant step in the 10-year processing Strategic Alliance Agreement announced in October 1997 in which CheckFree will become the supplier of back-end electronic billing and payment processing services to Integrion customers. In turn, Integrion's Interactive Financial Services (IFS) platform will become CheckFree's preferred front-end system for routing financial transactions.

         Upon completion of today's outsourcing agreement, Integrion warrants on three million shares of CheckFree stock will be vested, exercisable at $20 15/16. CheckFree plans to take a non-cash charge of $30 to $40 million related to such warrants at the end of the quarter ended March 31, 1998. Both parties expressed satisfaction that another milestone in their relationship had been reached on schedule. CheckFree and Integrion are jointly developing the next generation banking, bill payment and presentment platform based on Integrion's IFS platform and CheckFree's processing infrastructure.

 ABOUT INTEGRION FINANCIAL NETWORK

         Integrion Financial Network provides interactive banking and electronic commerce solutions to financial institutions. Through the Interactive Financial Services (IFS) platform, Integrion offers financial institutions a network through which electronic transactions flow from multiple consumer access points to a bank's host system and/or processor. Integrion's operating philosophy allows banks to determine the manner and format in which home banking and electronic commerce services are offered, ensuring consistency with the bank's full range of services, effective branding by the bank and maximum customer benefit.

         The owners of Integrion are ABN AMRO North America, Bank One, Bank of America, Citibank, Comerica, First Chicago NBD, First Union National Bank, Fleet Financial, IBM, KeyCorp, Mellon Bank, Michigan National Bank, NationsBank, Norwest, PNC Bank, Royal Bank of Canada, US Bancorp, Visa U.S.A and Washington Mutual, Inc. Additional information about Integrion can be found on the Internet at www.integrion.net.

ABOUT CHECKFREE

         Founded in 1981, CheckFree Corporation (www.checkfree.com) is a wholly owned subsidiary of CheckFree Holdings Corporation and is the leading provider of electronic commerce services, software and related products for more than 2.2 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its members to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure transactions on the Internet.

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